Exhibit 21.1

February 27, 2025

SUBSIDIARIES OF UNIQURE N.V.

Name of Subsidiary	Jurisdiction of Organization
uniQure biopharma B.V.	The Netherlands
uniQure IP B.V.	The Netherlands
uniQure Inc.	Delaware
uniQure France SAS	France
Corlieve Therapeutics AG	Switzerland